EXHIBIT 99

REX American Resources Reports Full Fiscal Year 2023 Net Income Per Share Attributable to REX Common Shareholders of $3.47, the Second Highest in Company History

▪	Generated $1.16 and $3.47 of net income per share in Q4 and Full Fiscal Year ‘23, respectively; Full Fiscal Year net income per share was the second highest in company history
▪	Reported gross profit of $30.4 million and $98.2 million for Q4 and Full Fiscal Year ‘23, respectively, an increase of more than 100% over each of the respective periods for 2022
▪	Reported net sales and revenue of $187.6 million and $833.4 million for Q4 and Full Fiscal Year ’23, respectively, a decrease of approximately 6% and 3% from each of the respective periods for 2022
▪	Reported consolidated ethanol sales volumes of 72.1 million gallons and 285.9 million gallons for Q4 and Full Fiscal Year ’23, respectively, an increase of approximately 13% and 8% over each of the respective periods for 2022
▪	Commenced site construction on the One Earth Energy carbon capture facility at the Gibson City, Illinois facility during Q3; expect completion of the compression facility during Q2 ‘24

Dayton, OH - Thursday, March 28, 2024 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s full year and fiscal fourth quarter 2023.

REX American Resources’ Q4 and full fiscal year 2023 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Full Fiscal Year 2023 Results

For the full fiscal year 2023, REX reported net sales and revenue of $833.4 million, compared with $855.0 million for full fiscal year 2022. The year-over-year net sales and revenue decrease primarily reflects reduced pricing for ethanol and co-products. Full fiscal year 2023 gross profit for the Company was $98.2 million, compared with $48.6 million in full fiscal year 2022, reflecting decreased corn and natural gas prices and increased production levels. This led to full fiscal year 2023 income before income taxes and non-controlling interests of $98.5 million, compared with $47.5 million in the prior year period.

Net income attributable to REX shareholders in full fiscal year 2023 was $60.9 million, compared to $27.7 million in full fiscal year 2022. Full fiscal year diluted net income per share attributable to REX common shareholders was $3.47, compared to $1.57 per share in full fiscal year 2022. Per share results for full fiscal years 2023 and 2022 are based on 17,576,000 and 17,638,000 diluted weighted average shares outstanding, respectively, reflecting the Company’s 3-for-1 common stock split effected August 5, 2022.

Fourth Quarter 2023 Results

REX reported Q4 ’23 net sales and revenue of $187.6 million, compared to Q4 ‘22 net sales and revenue of $200.2 million. The year-over-year net sales and revenue decrease primarily reflects lower product pricing. Q4 ‘23 gross profit for the Company was $30.4 million, compared with $13.3 million in Q4 ’22, a result of decreases in corn and natural gas prices, and increased production levels. This led to Q4 ‘23 income before income taxes and non-controlling interests of $32.5 million, compared with $13.3 million in Q4 ’22.

Net income attributable to REX shareholders in Q4 ‘23 was $20.6 million, compared to $8.2 million in Q4 ’22. Q4 ‘23 diluted net income per share attributable to REX common shareholders was $1.16, compared to $0.47 per share in Q4 ’22. Per share results for Q4 ’23 and Q4 ’22 are based on 17,657,000 and 17,416,000 diluted weighted average shares outstanding, respectively, reflecting the Company’s 3-for-1 common stock split effected August 5, 2022.

One Earth Energy Carbon Capture Project

REX commenced site construction operations for its One Earth Energy carbon capture and sequestration project during Q3 2023, at the Company’s Gibson City, Illinois location. Construction of the capture and compression facility is expected to be completed during the second quarter of 2024.

The Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing. Approval of REX’s Class VI injection well application is necessary to begin construction on the sequestration portion of the project and to begin operations. Permitting for a 6-mile carbon transport pipeline to deliver carbon from the compression facility to the sequestration facility, is also ongoing with the Illinois Commerce Commission.

To-date capital expenditures related to the One Earth Energy carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location total $38.6 million. The Company is currently budgeting $165-$175 million for this project.

Balance Sheet

At the end of fiscal year 2023 on January 31, 2024, REX had $378.7 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX American’s strong results for 2023 reflect our company’s ongoing commitment to efficient operations and a laser focus on profitability,” said Mr. Zafar Rizvi, REX Chief Executive Officer. “Achieving the second highest net income per share in the Company’s history in 2023 is an incredible outcome, and one which we are very proud of. Day in and day out, our team evaluates our outlook for the ethanol market, monitoring and managing our exposure to meet our goals. We plan to continue this focus on profitable, sustainable operations through all market conditions, and as we grow our operations into additional areas, like carbon capture and sequestration.

“We continue to make progress on our One Earth Energy CCS project at the Gibson City facility, with installation of the compression facility still slated for completion in the second quarter of 2024. We are at the same time working on the previously announced expansion of ethanol production at our Gibson City facility to 200 million gallons per year. While we await all required approvals, we expect both of these projects will be additive to REX’s bottom line, and support continued profitable operations,” concluded Mr. Rizvi.

Change in Accounting Principles

As previously discussed, during the fiscal quarter ended July 31, 2023 the Company made a change in the method of accounting to begin classifying shipping and handling costs as cost of sales, instead of within selling, general and administrative expenses (SG&A), as historically presented, in order to improve the comparability of gross profit and SG&A reported. The Company has applied a retrospective application of the new accounting policy.

Conference Call Information

To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13745209. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Year Ended
	January 31,		January 31,
	2024	2023	2024	2023
Net sales and revenue	$187,614	$200,167	$833,384	$855,000
Cost of sales	157,204	186,849	735,166	806,398
Gross profit	30,410	13,318	98,218	48,602
Selling, general and administrative expenses	(7,383)	(5,138)	(29,379)	(22,827)
Equity in income of unconsolidated ethanol affiliates	4,646	2,535	13,921	8,745
Interest and other income, net	4,789	2,621	15,724	12,959
Income before income taxes and noncontrolling interests	32,462	13,336	98,484	47,479
Provision for income taxes	(7,164)	(2,168)	(22,560)	(9,542)
Net Income	25,298	11,168	75,924	37,937
Net Income attributable to noncontrolling interests	(4,730)	(3,007)	(14,989)	(10,240)
Net income attributable to REX common shareholders	$20,568	$8,161	$60,935	$27,697

Weighted average shares outstanding – basic	17,548	17,416	17,482	17,638

Basic net income per share attributable to REX common shareholders	$1.17	$0.47	$3.49	$1.57

Weighted average shares outstanding – diluted	17,657	17,416	17,576	17,638

Diluted net income per share attributable to REX common shareholders	$1.16	$0.47	$3.47	$1.57

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	January 31, 2024	January 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$223,397	$69,612
Short-term investments	155,260	211,331
Restricted cash	-	1,735
Accounts receivable	23,185	25,162
Inventory	26,984	48,744
Refundable income taxes	5,728	2,962
Prepaid expenses and other	17,549	13,098
Total current assets	452,103	372,644
Property and equipment, net	155,587	135,497
Operating lease right-of-use assets	13,038	15,214
Other assets	9,138	23,179
Equity method investment	34,936	33,045
TOTAL ASSETS	$664,802	$579,579
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$42,073	$34,091
Current operating lease liabilities	4,469	5,180
Accrued expenses and other current liabilities	19,717	15,328
Total current liabilities	66,259	54,599
LONG-TERM LIABILITIES:
Deferred taxes	1,598	1,097
Long-term operating lease liabilities	8,378	9,855
Other long-term liabilities	970	3,034
Total long-term liabilities	10,946	13,986
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	3,769	578
Retained earnings	701,761	640,826
Treasury stock	(191,911)	(193,721)
Total REX shareholders’ equity	513,918	447,982
Noncontrolling interests	73,679	63,012
Total equity	587,597	510,994
TOTAL LIABILITIES AND EQUITY	$664,802	$579,579

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Year Ended
	January 31, 2024	January 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$75,924	$37,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,794	17,976
Amortization of operating lease right-of-use assets	5,245	5,328
Income from equity method investments	(13,921)	(8,745)
Dividends received from equity method investments	12,030	6,266
Interest income from investments	(10,008)	(2,839)
Deferred income taxes	14,627	915
Stock based compensation expense	6,209	1,930
Loss (gain) on sale of property and equipment – net	243	(102)
Changes in assets and liabilities:
Accounts receivable	1,977	659
Inventories	21,760	(6,519)
Income taxes refundable	(2,766)	3,715
Prepaid expenses and other assets	(4,495)	(452)
Accounts payable – trade	7,868	1,478
Accrued expense and other liabilities	(4,517)	(2,752)
Net cash provided by operating activities	127,970	54,795
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(37,663)	(15,578)
Purchase of short-term investments	(448,507)	(399,350)
Maturities of short-term investments	514,586	216,735
Deposits	(43)	(319)
Proceeds from sale of real estate and property and equipment	29	5
Net cash provided by (used in) investing activities	28,402	(198,507)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	-	(13,012)
Capital contributions from minority investor	22	-
Payments to noncontrolling interests holders	(4,344)	(3,997)
Net cash used in financing activities	(4,322)	(17,009)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	152,050	(160,721)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – Beginning of year	71,347	232,068
CASH, CASH EQUIVALENTS AND RESTRICTED CASH – End of year	$223,397	$71,347
Non-cash financing activities – Stock awards accrued	$2,172	$965
Non-cash financing activities – Stock awards issued	$965	$1,539
Non-cash investing activities – Accrued capital expenditures	$918	$425
Right-of-use assets acquired and liabilities incurred upon lease execution	$3,210	$9,321

The following table summarizes the impact of the Company’s

retrospective change in accounting principle:

	Three Months Ended January 31, 2023
	As Previously Reported	Effect of Change	As Currently Reported
Cost of Sales	$185,268	$1,581	$186,849

Gross Profit	$14,899	$(1,581)	$13,318

Selling, general and administrative expenses	$(6,719)	$1,581	$(5,138)

	Year Ended January 31, 2023
	As Previously Reported	Effect of Change	As Currently Reported
Cost of Sales	$800,269	$6,129	$806,398

Gross Profit	$54,731	$(6,129)	$48,602

Selling, general and administrative expenses	$(28,956)	$6,129	$(22,827)

Source: REX American Resources Corporation